EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in registration statements No. 333-140778 on Form S-3 and Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811, 333-111076 and 333-111077 on Form S-8 of Mylan, Inc. of our report dated September 14, 2007, with respect to the combined balance sheets of Merck Generics Group as of December 31, 2006 and 2005, and the related combined statements of income, cash flows, recognized income and expenses, and changes in equity for each of the years in the three-year period ended December 31, 2006, in conformity with International Financial Reporting Standards, as adopted by the European Union, which report appears in the Amendment No. 1 to the Current Report on Form 8-K/A of Mylan, Inc., and includes an explanatory paragraph relating to Merck Generics Group’s adoption of IFRS 3, Business Combinations, IAS 36 (rev. 2004), Impairment of Assets, IAS 38 (rev. 2004), Intangible Assets, and IAS 21 (rev. 2004), The Effects of Changes in Foreign Exchange Rates, and refers to the fact that International Financial Reporting Standards, as adopted by the European Union, vary in certain significant respects from U.S. generally accepted accounting principles and that the information relating to the nature and effect of such differences is presented in Note 27 to the combined financial statements and to the reference to our firm under the heading “Experts” incorporated by reference in registration statement No. 333-140778 on Form S-3.
/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Mannheim, Germany,
October 31, 2007